MEDIA CONTACTS: T.R. Reid, Mike Maher (512) 728-7977, (512) 723-2575 tr_reid@dell.com mike_maher@dell.com

INVESTOR CONTACTS: Lynn A. Tyson, Robert Williams (512) 723-1130, (512) 728-7570 lynn_tyson@dell.com robert_williams@dell.com

DELL’S Q1 REVENUE UP 18 PERCENT, OPERATING INCOME UP 37 PERCENT;
PROFITS OUTSIDE AMERICAS NEARLY DOUBLE
Company Expects Continued Strong Shipment, Revenue, EPS Growth in Second Quarter

     Round Rock, Texas, May 15, 2003 — Dell reported its best-ever fiscal first-quarter operating results, recording exceptional growth and profitability in all product and regional markets, and said second-quarter increases should also be strong.

     Dell worldwide shipments in the quarter ended May 2 were up 29 percent from a year ago; volumes for the rest of the industry declined an average 1 percent. Growth was robust outside the United States—40 percent in Asia-Pacific and Japan, and 29 percent in Europe, the Middle East and Africa, as operating income in both regions nearly doubled to record levels.

     The company’s 40-percent increase in server shipments was more than four times the average of other suppliers. Dell accounted for almost one-third of U.S. server volumes, and has led the category for more than two years. Revenue from external storage systems was up 65 percent.

     Dell’s first-quarter net earnings totaled $598 million, or 23 cents per share, up from $457 million, or 17 cents per share, for the same period one year ago. Revenue was $9.5 billion, up 18 percent from $8.1 billion.

(in millions, except per-share data)	Q1 FY'04	Q1 FY'03	Change

Revenue	$9,532	$8,066	18%
Operating Income	$811	$590	37%
Net Income	$598	$457	31%
Earnings Per Share	$0.23	$0.17	35%

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     “The words and actions of customers are clear,” said Michael S. Dell, Dell’s chairman of the board and chief executive officer. “They’re recognizing the performance and reliability of standards-based enterprise computing, and choosing such servers and storage products at an accelerating rate.

     “Dell’s unique ability is innovating, integrating and delivering technology with the best possible value, and our execution in those areas has never been better.”

     First-quarter operating profit as a percent of revenue was 8.5 percent, Dell’s highest in two and one-half years. Operating expenses were a record low 9.8 percent of revenue, down from 9.9 percent a year ago.

     Cash and investments at the end of the quarter totaled $10.3 billion, a new high, as Dell generated $812 million in cash from operations. Inventory in dollar terms was 7 percent lower than a year ago, even as company unit volumes rose 29 percent.

     For the fiscal second quarter, Dell expects its unit volumes to increase about 25 percent year-over-year, markedly ahead of predicted 3 percent growth for the rest of the industry. Dell anticipates a 15-percent increase in second-quarter revenue, to more than $9.7 billion, and earnings per share of 24 cents, a 26-percent increase.

Company’s Competitive Momentum Reaches Worldwide

     Dell’s shipment growth was exceptional around the globe, especially compared to that of other companies. Excluding Dell, industry volumes were up 1 percent in Asia-Pacific and Japan, and 4 percent in Europe, the Middle East and Africa (EMEA). U.S. shipments for other computer-systems suppliers dropped an average 6 percent.

     Strength in EMEA was broadly based, with company volume growth exceeding 30 percent in 10 national markets. Shipments of PowerEdge servers in the region increased 31 percent, more than

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three times the rate of the rest of the industry. Revenue from external storage systems was up 81 percent.

     Dell was the No. 2 computer-systems supplier in France, up from No. 3 a year ago, with 38-percent unit growth. Company shipment growth was 35 percent in the United Kingdom. Dell’s server share in the U.K. was 29 percent, and surpassed 20 percent in France for the first time.

     In China, now Dell’s fourth-largest national market, overall product shipments rose 67 percent, and those of servers more than doubled. Total volumes in Japan rose 36 percent; the balance of the industry was down 9 percent. For all of Asia-Pacific and Japan, Dell server volumes were up 45 percent, four times higher than the rest of the market. Sales of PowerVault and Dell | EMC storage products increased 90 percent.

     At the same time, the Dell brand name gained further recognition in Japan. Respondents to a survey by a leading national business publication ranked the company No. 1 in after-sale customer service across 11 consumer industries, and atop personal-computing suppliers for the third consecutive year.

     In the U.S., Dell’s overall market share was nearly six points higher than a year ago. Company server volumes in the country were up 43 percent, more than three times the industry rate without Dell. U.S. storage revenue was 53 percent higher. Shipments to small and medium businesses increased 32 percent; those to U.S. consumers rose 46 percent.

     The company’s Americas business outside the U.S. was also robust, highlighted by a 77-percent volume increase in Mexico.

Data Storage, Wireless Computing Contribute to Growth

     Dell’s continued rapid growth in servers is being driven, in part, by increasing demand for high-performance clusters of such systems as powerful, low-cost alternatives to proprietary UNIX

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platforms for supercomputing applications. In storage, Dell recently began manufacturing the Dell | EMC CX200 product worldwide, and introduced new storage-area-network bundles of hardware, software and services for small and mid-sized businesses and institutions.

     First-quarter shipments of the company’s Inspiron and Latitude notebook computers rose 31 percent, almost three times the rate of industry growth without Dell. During the period, Dell introduced a new line of Latitude notebook computers based on Intel Centrino mobile technology. All Latitude notebooks now include wireless networking capabilities.

     Dell shipped a combined 28 percent more Dimension and OptiPlex desktop computers in the most-recent quarter than it did a year ago. Desktop shipments by other companies were down an average of 5 percent.

     Technology Business Research Inc. (TBR) again cited Dell for its service and support to corporate information-technology customers. With its latest survey, TBR customers have ranked Dell No. 1 among hardware vendors for all 10 quarters the research has been conducted. Separately, TBR showed Dell as No. 1 in desktop-computer customer satisfaction for the 22nd straight quarter.

About Dell

     Dell Computer Corporation (Nasdaq: DELL) is a premier provider of products and services required for customers worldwide to build their information-technology and Internet infrastructures. Company revenue for the past four quarters totaled $36.9 billion. Dell, through its direct business model, designs, manufactures and customizes products and services to customer requirements, and offers an extensive selection of software and peripherals. Information on Dell and its products can be obtained at www.dell.com.

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Dell, PowerEdge, PowerVault, Inspiron, Latitude, Dimension and OptiPlex are trademarks of Dell Computer Corporation.

EMC is a registered trademark of EMC Corp.
Intel Centrino is a trademark of Intel Corp.
Market comparisons based on IDC data.
Dell disclaims any proprietary interest in the marks and names of others.

Special note: Statements in this press release that relate to future results and events (including statements about fiscal second-quarter financial and operating performance) are based on the company’s current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including general economic and business conditions; the level of demand for the company’s products and services; the level and intensity of competition in the technology industry and the pricing pressures that have resulted; the company’s ability to timely and effectively manage periodic product transitions, as well as component availability and cost; the company’s ability to develop new products based on new or evolving technology and the market’s acceptance of those products; the company’s ability to manage its inventory levels to minimize excess inventory, declining inventory values and obsolescence; the product, customer and geographic sales mix of any particular period; the company’s ability to effectively manage its operating costs; and the effect of armed hostilities, terrorism or public health issues on the economy generally, on the level of demand for the company’s products and services and on the company’s ability to manage its supply and delivery logistics in such an environment. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission.

Consolidated statements of income and financial position follow.

DELL COMPUTER CORPORATION
Condensed Consolidated Statement of Operations and Related Financial Highlights
(in millions, except per share data)
(unaudited)

	Three Months Ended
				% Growth Rates
	May 2,	January 31,	May 3,
	2003	2003	2002	Sequential	Yr. to Yr.

Net revenue	$9,532	$9,735	$8,066	(2.1%)	18.2%
Cost of revenue	7,784	7,954	6,675	(2.1%)	16.6%

Gross margin	1,748	1,781	1,391	(1.9%)	25.7%
Selling, general and administrative	826	845	691	(2.3%)	19.5%
Research, development and engineering	111	117	110	(5.2%)	1.4%

Total operating expenses	937	962	801	(2.6%)	17.0%

Operating income	811	819	590	(0.9%)	37.4%
Investment and other income, net	43	42	48	1.4%	(11.1%)

Income before income taxes	854	861	638	(0.8%)	33.7%
Income tax provision	256	258	181	(0.5%)	40.8%

Net income	$598	$603	$457	(0.9%)	30.9%

Earnings per common share:
Basic	$0.23	$0.23	$0.18

Diluted	$0.23	$0.23	$0.17

Weighted average shares outstanding:
Basic	2,572	2,576	2,595
Diluted	2,614	2,621	2,672

Percentage of Total Net Revenue:
Gross margin	18.3%	18.3%	17.2%
Selling, general and administrative	8.6%	8.7%	8.5%
Research, development and engineering	1.2%	1.2%	1.4%
Total operating expenses	9.8%	9.9%	9.9%
Operating income	8.5%	8.4%	7.3%
Income before income taxes	9.0%	8.8%	7.9%
Net income	6.3%	6.2%	5.7%
Income tax rate	30.0%	30.0%	28.5%

Net Revenue by Geographic Region:
Percentage of Total Net Revenue
Americas	68%	69%	69%
Europe	21%	21%	21%
Asia Pacific — Japan	11%	10%	10%

Net Revenue by Product Line:
Percentage of Total Net Revenue
Desktops	53%	55%	54%
Notebooks	27%	26%	27%
Enterprise	20%	19%	19%

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

DELL COMPUTER CORPORATION

Condensed Consolidated Statement of Financial Position and Related Financial Highlights
(in millions, except for “Ratios” and “Other information”)
(unaudited)

	May 2,	January 31,	May 3,
	2003	2003	2002

Assets:
Current assets:
Cash and cash equivalents	$4,474	$4,232	$3,617
Short term investments	388	406	343
Accounts receivable, net	2,656	2,586	2,308
Inventories, net	264	306	284
Other	1,238	1,394	1,286

Total current assets	9,020	8,924	7,838
Property, plant and equipment, net	889	913	834
Investments	5,470	5,267	4,234
Other non-current assets	333	366	410

Total assets	$15,712	$15,470	$13,316

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$6,082	$5,989	$5,062
Accrued and other	2,787	2,944	2,345

Total current liabilities	8,869	8,933	7,407
Long term debt	506	506	520
Other	1,261	1,158	868

Total liabilities	10,636	10,597	8,795
Stockholders’ equity	5,076	4,873	4,521

Total liabilities and stockholders’ equity	$15,712	$15,470	$13,316

Ratios:
Quick ratio	0.85	0.81	0.85
Days supply in inventory	3	3	4
Days of sales outstanding (1)	29	28	30
Days in accounts payable	70	68	68

Cash conversion cycle	(38)	(37)	(34)

Other Information:
Headcount (approximate)	40,000	39,100	34,800
Average total revenue/unit (approximate)	$1,620	$1,640	$1,770

Note: Ratios are calculated based on underlying data in thousands.

(1)	Days of sales outstanding include the effect of product costs related to in-transit customer shipments (arising from the adoption of SAB 101) that are classified in other current assets. At May 2, 2003, January 31, 2003 and May 3, 2002, days of sales outstanding included days of sales in accounts receivable and days of in-transit customer shipments of 25 and 4 days; 24 and 4 days; and 26 and 4 days, respectively.